Exhibit 10.9

CASH-SETTLED STOCK APPRECIATION RIGHTS AWARD AGREEMENT

HEARTLAND BANCORP, INC. OMNIBUS INCENTIVE PLAN

Heartland Bancorp, Inc. (the “Company”) grants to the Participant named below (“you”) the number of cash-settled Non-Tandem Stock Appreciation Rights (“SARs”) set forth below (the “Award”), under this Cash-Settled Stock Appreciation Rights Award Agreement (“Agreement”).

Plan:	Heartland Bancorp, Inc. Omnibus Incentive Plan

Defined Terms:	As set forth in the Plan, unless otherwise defined in this Agreement

Participant:

Grant Date:

Number of SARs:

Definition of SAR:

Each SAR will entitle you to receive, upon exercise, a cash amount equal to the difference between (i) the Fair Market Value of a Share on the date of exercise and (ii) the Exercise Price per Share (the “Appreciation Value”).

Exercise Price per Share:

Original Expiration Date:

Exercisability Schedule:	The SARs will become fully exercisable immediately upon the Grant Date.

Exercise after Separation from Service:

Separation from Service for any reason other than Disability, death, Retirement, or Cause: any exercisable SARs remain exercisable for 3 months after your Separation from Service for any reason other than Disability, death, Retirement, or Cause. “Retirement” means your voluntary Separation from Service, other than a Separation from Service for Cause, Disability, or death, at or after the time you reach age 55 and complete at least 10 years of full-time, continuous service with the Company or an Affiliate.

Separation from Service due to Disability, death, or Retirement: exercisable SARs remain exercisable for 12 months after your Separation from Service due to your Disability, death, or Retirement.

Separation from Service for Cause: all SARs (including any exercisable and unexercisable SARs) expire immediately upon your Separation from Service for Cause.

Notwithstanding anything else in this Agreement, the SARs may not be exercised after the Original Expiration Date set forth above.

SAR TERMS

1.                                      Grant of Award.

(a)                                 The Award is subject to the terms of the Plan. The terms of the Plan are incorporated into this Agreement by this reference.

(b)                                 You must accept the terms of this Agreement by returning a signed copy to the Company within sixty days after the Agreement is presented to you for review. You may not exercise any of the SARs before you have accepted the terms of this Agreement. The Committee may unilaterally cancel and forfeit the Award in its entirety if you do not accept the terms of this Agreement.

2.                                      Exercise of SARs.

(a)                                 Right to Exercise. The SARs will be exercisable in accordance with the Exercisability Schedule and Exercise after Separation from Service terms provided above, and all the rest of the terms of this Agreement. The SARs, to the extent exercisable, may be exercised in whole or in part. The SARs may not be exercised after they expire. No amounts will be issued upon the exercise of the SARs unless the issuance and exercise comply with all applicable laws.

(b)                                 Method of Exercise. You may exercise the SARs by delivering an exercise notice in a form approved by the Company (the “Exercise Notice”). The Exercise Notice must state your election to exercise the SARs, the number of SARs that are being exercised, and any other representations and agreements that may be required by the Company. The SARs will be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice.

3.                                      Restrictions on Exercise. You may not exercise the SARs if the exercise would constitute a violation of any applicable law, regulation, or Company policy.

4.                                      Transferability. You may not transfer the SARs in any manner other than by will or by the laws of descent or distribution and the SARs may be exercised during your lifetime only by you.

5.                                      Term of SARs. You may not exercise the SARs after they expire and you may only exercise the SARs in accordance with this Agreement.

6.                                      Withholding.

(a)                                 Regardless of any action the Company may take that is related to any or all income tax, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items owed by you is and will remain your responsibility. The Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items under the Award, including the grant, vesting, or exercise of the SARs and (ii) does not commit to structure the SARs to reduce or eliminate your liability for Tax-Related Items.

(b)                                 You will be required to meet any applicable tax withholding obligation in accordance with the tax withholding provisions of Section 14.5 of the Plan (or any successor provision).

7.                                      Form of Payment. Upon the exercise of all or a portion of the SARs, you will be entitled to an immediate, lump sum cash payment equal to the Appreciation Value of the SARs being exercised, less any amounts withheld under Section 6 above.

8.                                      Adjustment. Upon any event described in Section 4.2 of the Plan (or any successor provision) occurring after the Grant Date, the adjustment provisions of that section will apply to the SARs.

9.                                      Bound by Plan and Committee Decisions. By accepting the Award, you acknowledge that you have received a copy of the Plan, have had an opportunity to review the Plan, and agree to be bound by all of the terms of the Plan. If there is any conflict between this Agreement and the Plan, the Plan will control. The authority to manage and control the operation and administration of this Agreement and the Plan is vested in the Committee. The Committee has all powers under this Agreement that it has under the Plan. Any interpretation of this Agreement or the Plan by the Committee and any decision made by the Committee related to the Agreement or the Plan will be final and binding on all Persons.

10.                               Your Representations. You represent to the Company that you have read and fully understand this Agreement and the Plan and that your decision to participate in the Plan is completely voluntary. You also acknowledge that you are relying solely on your own advisors regarding the tax consequences of the Award.

11.                               Regulatory and Other Limitations. Notwithstanding anything else in this Agreement, the Committee may impose conditions, restrictions, and limitations on the issuance of amounts under the Award unless and until the Committee determines that the issuance complies with (a) all registration requirements under the Securities Act, (b) all listing requirements of any securities exchange or similar entity on which the Shares are listed, (c) all Company policies and administrative rules, and (d) all applicable laws.

12.                               Miscellaneous.

(a)                                 Notices. Any notice that may be required or permitted under this Agreement must be in writing and may be delivered personally, by intraoffice mail, or by electronic mail or via a postal service (postage prepaid) to the electronic mail or postal address and directed to the person as the receiving party may designate in writing from time to time.

(b)                                 Waiver. The waiver by any party to this Agreement of a breach of any provision of the Agreement will not operate or be construed as a waiver of any other or subsequent breach.

(c)                                  Entire Agreement. This Agreement and the Plan constitute the entire agreement between you and the Company related to the Award. Any prior agreements, commitments, or negotiations concerning the Award are superseded.

(d)                                 Binding Effect; Successors. The obligations and rights of the Company under this Agreement will be binding upon and inure to the benefit of the Company and any successor corporation or organization resulting from the merger, consolidation, sale, or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. Your obligations and rights under this Agreement will be binding upon and inure to your benefit and the benefit of your beneficiaries, executors, administrators, heirs, and successors.

(e)                                  Governing Law; Jurisdiction; Waiver of Jury Trial. You acknowledge and expressly agree to the governing law provisions of Section 14.9 of the Plan and the Jurisdiction and Waiver of Jury Trial provisions of Section 14.10 of the Plan.

(f)                                   Amendment. This Agreement may be amended at any time by the Committee, except that no amendment may, without your consent, materially impair your rights under the Award.

(g)                                  Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of the Agreement, and each other provision will be severable and enforceable to the extent permitted by law.

(h)                                 No Rights to Service. Nothing in this Agreement will be construed as giving you any right to be retained in any position with the Company or its Affiliates. Nothing in this Agreement will interfere with or restrict the rights of the Company or its Affiliates—which are expressly reserved—to remove, terminate, or discharge you at any time for any reason whatsoever or for no reason, subject to the Company’s certificate of incorporation, bylaws, and other similar governing documents and applicable law.

(i)                                     Section 409A. It is intended that the Award will be exempt from (or in the alternative will comply with) Section 409A, and this Agreement will be administered and interpreted accordingly. This paragraph is not a guarantee of any particular tax effect for your benefits under this Agreement and the Company does not guarantee that these benefits will satisfy Section 409A or any other provision of the Code.

(j)                                    Further Assurances. You must, upon request of the Company or the Committee, do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Company or the Committee to implement the provisions and purposes of this Agreement.

(k)                                 Clawback. All awards, amounts, or benefits received or outstanding under the Plan will be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. You acknowledge and consent to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to you, whether adopted before or after the Grant Date (including the forfeiture, clawback, and detrimental conduct provisions contained in Section 14.22 of the Plan as of the Grant Date), and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

(l)                                     Electronic Delivery and Acceptance. The Company may deliver any documents related to current or future participation in the Plan by electronic means. You consent to receive those documents by electronic delivery and to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

By signing below, you agree that the Award is granted under and governed by the terms of the Plan and this Cash-Settled Stock Appreciation Rights Award Agreement, as of the Grant Date.

PARTICIPANT	HEARTLAND BANCORP, INC.

Sign name:	Sign name:

Print name:	Print name:

Title: